EXHIBIT 5.1

December 9, 2011

PhotoMedex, Inc.
147 Keystone Drive
Montgomery, PA   18936

Re:           Registration Statement on Form S-8 filed December 9, 2011

Ladies and Gentlemen:

We have acted as Nevada counsel to PhotoMedex, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 dated December 9, 2011 (the "Registration Statement") of an aggregate 2,410,000 shares of the Company's common shares, par value $0.01 per share (the "Shares").  The Shares registered for sale consist of 2,350,000 additional shares of the Company's common stock (the "ECP Shares") issuable pursuant to the Company's 2005 Equity Compensation Plan (the "2005 ECP") and 60,000 additional shares of the Company's common stock (the "Director Plan Shares") issuable pursuant to the Amended and Restated 2000 Non-Employee Director Stock Option Plan (as amended and restated, the "Non-Employee Director Plan" and collectively with the 2005 ECP, the "Plans").

In connection with the opinions rendered in this letter, we have examined the following documents:

(a)           the Articles of Incorporation for the Company filed with the Nevada Secretary of State on December 28, 2010;

(b)           the Articles of Merger merging PhotoMedex, a Delaware corporation, with and into the Company, filed with the Nevada Secretary of State on December 29, 2010;

(c)           the Bylaws of the Company dated December 28, 2010 (the “Bylaws”);

PhotoMedex, Inc.
December 9, 2011

    (d)           a certificate of an officer of the Company dated December 9, 2011 (the “Officer’s Certificate”) certifying as to the resolutions of the Board of Directors and the shareholders of the Company with respect to the adoption of the Plans, the approval of the issuances of shares of the Company's common stock pursuant thereto, the number of shares of the Company's common stock already awarded under each of the Plans, the modification of the Plans to authorize the Shares and matters related thereof; and

(e)           A copy of the 2005 ECP;

(f)           A copy of the Non-Employee Director Plan;

(g)           A copy of the resolutions described in the Officer's Certificate, including the resolutions of the Company's Board of Directors and resolutions adopted by the Company's stockholders approving the amendments to the Plans and the addition of the Shares to the Plans;

(h)           A Good Standing Certificate issued by the Nevada Secretary of State for the Company dated December 9, 2011; and

(i)           Amended and Restated Agreement and Plan of Merger dated as of October 31, 2011 (the "Merger Agreement"), by and among the Company, Radiancy, Inc. ("Radiancy") and PHMD Merger Sub, Inc. ("Merger Sub") by which Radiancy will merge with Merger Sub and Radiancy will survive as a wholly owned subsidiary of the Company (the "Merger");

(j)           Such other documents we deemed appropriate.

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

A.           In our examination of the above documents, we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and, except as to the Company, the due execution and delivery of all documents, certificates and instruments where due execution and delivery are a prerequisite to the effectiveness thereof.  As to various questions of fact material to our opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, the Officer’s Certificate, all certificates and written statements of the Company and the officers of the Company.  We have not made any investigation as to the facts underlying the matters covered by the Officer’s Certificate or statements of the Company or the officers of the Company.

PhotoMedex, Inc.
December 9, 2011

B.           Our opinion is based upon the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein.  We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.

           C.           We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion.  We do not purport to be experts in the laws of any state other than Nevada and, accordingly, we express no opinion herein as to the laws of any state or jurisdiction other that the State of Nevada.  We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

Based on the foregoing, we are of the opinion that, under Nevada law,

(i)           upon approval by the Company's stockholders of amendments to the 2005 ECP and the Merger and upon consummation of the Merger, the ECP Shares will be duly authorized and reserved for issuance and, upon issuance, delivery and payment thereof in accordance with the terms of the 2005 ECP, the ECP Shares will be fully paid and non-assessable; and

(ii)           upon approval by the Company's stockholders of amendments to the Non-Employee Director Plan and the Merger, upon the consummation of the Merger, and upon issuance, delivery and payment thereof in accordance with the Non-Employee Director Plan, the Director Plan Shares will be duly authorized and reserved for issuance and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit or an amendment to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:          /s/ John P. Fowler
John P. Fowler

JPF:jan